UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

__________________

November 14, 2011
Date of Report (Date of Earliest event reported)

GLOBAL NUTECH, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-149857	26-0338889
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Windwood Drive, Huntington Beach, CA	92647
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(714) 373-1930

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 14, 2011, Global NuTech, Inc., a Nevada corporation (the “Company”), signed a letter of intent (the “LOI”) with International Plant Services, L.L.C., a Texas limited liability company (“IPS”), the members of IPS (the “Members”), and certain individual investors (the “Investors”, and collectively with the Company, IPS, and the Members, the “Parties”).  Pursuant to the LOI, the Company, IPS and the Members agreed upon the principle terms of a proposed transaction whereby IPS would become a subsidiary of the Company as a result of an equity exchange by and between the Company and the current Members of IPS (the “Transaction”). While, with certain exceptions, the terms of the LOI are non-binding, subject to change, and subject to the negotiation, execution and delivery of definitive agreements with respect to the Transaction as well as the completion of due diligence and corporate authorization, the Parties intend for the LOI to serve as a basis for negotiating the completion of the Transaction. The non-binding terms of the LOI contemplate the execution of a definitive agreement providing for the Company’s acquisition of one hundred percent (100%) of the membership interests of IPS in exchange for the Company’s payment of US$15,000,000, which would consist of (a) the Company’s issuance of US$5,000,000 worth of its common stock, par value $0.0001 per share (“Common Stock”), and (b) the Company’s delivery of a promissory note in the amount of US$10,000,000, such note convertible into shares of Common Stock upon the earlier of three (3) years or the change of control, or sale, of the Company.  The non-binding terms of the LOI also contemplate the Company’s appointment of principal officers and certain directors upon the consummation of the Transaction.

The terms of the LOI also set forth an agreement between the Company and the Investors whereby the Investors subscribed to purchase an aggregate amount of 2,900,000 shares of the Company’s preferred stock (“Preferred Stock”) for an aggregate purchase price US$2,900,000, subject to the funding of the purchase price and the Investors’ completion of subscription agreements (such subscription (the “Subscription”) taking place on November 14, 2011). The Company accepted the subscription, agreeing to the subsequent issuance of the Preferred Stock within seven (7) business days of the Subscription.  As contemplated by the terms of the LOI, the Preferred Stock would entitle the holders thereof to super-voting rights relative to that of the Common Shares and would be convertible into shares of Common Stock, at a conversion price of $0.085 per share, upon the earlier of three (3) years from issuance date or the change of control, or sale, of the Company. In connection with the investment by the Investors, the Company agreed to satisfy certain debt owed under outstanding promissory notes by (a) making a cash payment upon the signing of the LOI of US$250,000 to the holders of such notes and (b) agreeing to convert the remaining amounts owed under such notes into 4,440,000 shares of Common Stock upon the closing of the Transaction.

The Company agreed to deal with IPS on an exclusive basis until December 31, 2011, or the earlier mutual termination of negotiations, with respect to the negotiation of transactions similar to the transaction contemplated by the terms of the LOI. The Parties also agreed to standard terms with respect to the confidentiality of negotiations related to the Transaction.

The foregoing description of the LOI is qualified in its entirety by reference to the complete and actual terms of the LOI, a copy of which is attached hereto as Exhibit 10.1 which is hereby incorporated by reference herein in its entirety.

Item 3.02.  Unregistered Sales of Equity Securities.

See Item 1.01 herein above with respect to the Subscription.

Item 8.01  Other Events.

On November 16, 2011, the Company issued a press release (the “Press Release”) announcing the signing of the LOI described in Item 1.01 herein above. A copy of the Press Release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Letter of Intent, dated November 14, 2011, by and among the Company, International Plant Services, L.L.C., the members of International Plant Services, L.L.C., and the investors listed therein.	Provided Herewith
Exhibit 99.1
Press Release, dated November 16, 2011, regarding the Letter of Intent by and among the Company, International Plant Services, L.L.C., the members of International Plant Services, L.L.C., and the investors listed therein.
Provided Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2011	GLOBAL NUTECH, INC.

	By:	/s/ John Magner
Name: John Magner
Title: President